BGSF, Inc. Announces 29th Consecutive Quarterly Dividend

PLANO, Texas – (February 3, 2022) – BGSF, Inc. (NYSE: BGSF), a leading national provider of workforce solutions, today announced that its Board of Directors has declared a quarterly cash dividend of $0.15 per share of common stock.

The dividend is payable on February 22, 2022 to all shareholders of record as of the close of business on February 14, 2022. This marks the 29th consecutive quarterly dividend and based on the closing price of the Company’s common stock on Wednesday, February 2, the annualized yield is approximately 4.3%.

“On behalf of the board of directors, we are pleased to announce our 29th consecutive dividend. Our continued operational and financial performance gives us confidence in our ongoing capital allocation plans, including our long-standing dividend strategy to return capital to our shareholders,” said Beth A. Garvey, President and CEO.

About BGSF
With its home office in Plano, Texas, BGSF provides workforce solutions to a variety of industries through its various divisions in IT, Cyber, Finance & Accounting, Creative, Real Estate (apartment communities and commercial buildings), and Light Industrial. BGSF has integrated several regional and national brands achieving scalable growth. The Company was ranked by Staffing Industry Analysts as the 79th largest U.S. staffing company and the 48th largest IT staffing firm in the 2021. The Company’s disciplined acquisition philosophy, which builds value through both financial growth and the retention of unique and dedicated talent within BGSF’s family of companies, has resulted in a seasoned management team with strong tenure and the ability to offer exceptional service to our field talent and client partners while building value for investors. For more information on the Company and its services, please visit its website at www.bgsf.com.

Forward-Looking Statements
The forward-looking statements in this press release are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements regarding our future financial performance (including any general or specific numerical guidance with respect thereto), the expectations and objectives of our board or management, the impact of the COVID-19 pandemic, including but not limited to the impact of the COVID-19 pandemic on our business, prospects, results of operations, or financial condition or on our vendors or client partners, and our intention or ability to pay future cash dividends. The Company’s actual results could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including those listed in Item 1A of the Company’s Annual Report on Form 10-K and in the Company’s other filings and reports with the Securities and Exchange Commission. All of the risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words “believes,” “plans,” “expects,” “estimates,” “should,” “would,” “may,” “might,” “forward,” “will,” “intends,” “continue,” “outlook,” “temporarily,” “progressing,” and “anticipates” and similar expressions as they relate to the
Company or its management are intended to identify forward-looking statements. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONTACT:
Hala Elsherbini or Steven Hooser
Three Part Advisors
ir@bgsf.com 214.442.0016

Source: BGSF, Inc.